Exhibit 99.1

For Release:	July 29, 2004
Media Contact:	Bethany Sherman, NASDAQ
212.401.8714
Investor Contact:	Vincent Palmiere, NASDAQ
212.401.8742
Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212.838.3777

NASDAQ ANNOUNCES SECOND QUARTER 2004 RESULTS

- Net Income Equals $4.8 Million-

- Direct Expenses Lowered by $8.7 Million from Prior Quarter -

New York, N.Y.—The NASDAQ Stock Market, Inc. (“NASDAQ®”; OTCBB: NDAQ), today reported results for the second quarter 2004. Net income was $4.8 million for the second quarter ended June 30, 2004 versus net income of $4.6 million in the first quarter of 2004 and a net loss of $49.0 million for the second quarter of 2003, which includes continued and discontinued operations.  Net income applicable to common shareholders for the second quarter 2004 was $1.3 million, or $0.02 per common share versus net loss applicable to common shareholders of $51.5 million, or $(0.66) per common share, for the second quarter of 2003(1).  Following the transfer of NASDAQ’s interest in NASDAQ Europe and the sale of IndigoMarkets in 2003, results from these subsidiaries have been reclassified as discontinued operations. The remainder of this discussion reflects results from continuing operations.

Total revenue in second quarter 2004 decreased 18.7% to $120.0 million from $147.6 million a year ago, and decreased 6.5% sequentially.  Net income was $4.8 million, or $0.02 per common share for the second quarter of 2004, versus a net loss from continuing operations of $32.4 million, or $(0.45) per common share, for the second quarter of 2003.

NASDAQ’s Chief Executive Officer, Robert Greifeld, commented, “During the second quarter NASDAQ made continued progress toward our strategic objectives. While weak volumes market-wide pressured revenue, ongoing expense reductions produced an increase in profits from last quarter. Further, we believe we are beginning to stabilize market share through price leadership and ongoing product enhancements. NASDAQ’s Closing Cross in particular is gaining traction as evidenced by its use in the Russell indexes rebalancing. NASDAQ has a strong record in winning new stock issues that are attracted to our open, competitive marketplace and we continue to see increased recognition of the benefits our electronic model brings to shareholders.”

Mr. Greifeld concluded, “As we enter the second half of the year, we will continue to execute aggressively on our strategic plan to increase NASDAQ’s trading share, capture additional issuer listings, and reduce our ongoing expense base to create a strong and sustainable profitable business model. In the Market Services segment, this year we are on track to roll out NASDAQ’s Opening Cross price discovery facility and introduce additional order types, both of which are designed to enhance NASDAQ’s compelling market proposition and further attract trade printing.  Our Issuer Services segment is keenly focused on communicating the benefits of our enhanced services to existing and potential new issuers.  We continue to maintain our commitment to excellence in the speed, usability and performance of our trading platform and increasing the efficiency and cost-effectiveness of our operations.  Our ultimate objective is to reinforce NASDAQ’s standing as the marketplace of choice for all participants and to lever this status to create solid long-term earnings growth.”

NASDAQ continues to review opportunities to improve the efficiency of its operations.  As a result of these reviews, NASDAQ changed the estimated useful life of certain assets and operating leases associated with its technology and telecommunications platforms as it migrates to lower cost operating environments and processes.  This change resulted in incremental depreciation and amortization expense of $4.8 million in the second quarter of 2004.  This incremental expense is now expected to be approximately $16.0 million this year, including this quarter’s expense and $7.1 million recorded in the first quarter.  Additionally, in July NASDAQ made a decision to move ahead with opportunities to consolidate space in leased real estate facilities, and expects to record charges associated with this action of approximately $22 million to $24 million in 2004.  Finally, NASDAQ is moving forward with plans to offer new, more cost-efficient market access for participants.  This initiative will result in NASDAQ discontinuing support for Workstation and API connectivity via the Service Delivery Platform by the fourth quarter 2005.  This initiative will have an immaterial impact to NASDAQ’s operating results.

NASDAQ’s Chief Financial Officer, David Warren, commented: “NASDAQ continues to implement our program to reduce our cost base, lowering direct expenses by over 25% from last year’s second quarter.  Our ongoing objective is to right-size our operating and asset bases to match our revenue platform regardless of competitive environment, yet create a cost model that can profitably support revenue expansion.”

Total revenue in the first six months of 2004 decreased 19.9% to $248.4 million from $310.0 million a year ago.  Net income for the first six months of 2004 was $9.4 million versus a net loss from continuing operations of $26.5 million for the first six months of 2003.  Net income applicable to common shareholders for the first six months of 2004 was $3.1 million, or $0.04 per common share versus net loss of $29.7 million, or $(0.38) per common share for the first six months of 2003.

Significant Events in the Second Quarter of 2004

•      Entered into definitive agreement to acquire Brut LLC, the owner and operator of the BRUT ECN.  NASDAQ anticipates that the acquisition will provide routing capabilities to multiple liquidity pools, improve FIX connectivity, and deepen its liquidity pool.

•      Validated the Closing Cross mechanism of determining official NASDAQ closing stock prices through its use in the Russell stock indexes annual rebalancing.

•      The NASDAQ-100 Index Tracking StockSM (QQQSM) became the first foreign listed Exchange Traded Fund (ETF) to trade in Mexico, and also began selling as a security through brokers in Japan; the QQQSM is the most actively traded listed equity security in the U.S. and the world’s most actively traded ETF.

•      The Nasdaq-100 TrustSM and the Baskets of Listed Depositary Receipts Trust (BLDRSSM) received an exemptive order from the Securities and Exchange Commission allowing investment companies managing mutual funds to increase their investments in the QQQ and BLDRS ETF

•      As reported on July 7th, Google Inc. announced its intention to apply for listing on the NASDAQ National Market.

Financial Review:

Total revenue in second quarter 2004 decreased 18.7% to $120.0 million from $147.6 million in the year-ago quarter and decreased 6.5% from $128.4 million in the first quarter of 2004.

•      MARKET SERVICES revenue decreased 28.3% to $68.9 million from $96.1 million in the year-ago period and decreased 9.5% from the prior quarter.  Of this, NASDAQ Market CenterSM (2) net revenue decreased 28.4% to $45.1 million from $63.0 million in the year-ago quarter due to declines in market share of printed shares and the effect of price reductions. Market Center revenues decreased 10.5% from the first quarter of 2004 primarily due to lower trading volumes. Market Services Subscription net revenue decreased 31.5% to $21.5 million from $31.4 million in the year-ago quarter due to an increase in UTP plan revenue sharing and the introduction of the NASDAQ General Revenue Sharing Program.  Market Services Subscription net revenues decreased 6.5% from $23.0 million in first quarter 2004 primarily due to an increase in UTP plan revenue sharing.

•      ISSUER SERVICES revenue decreased 0.6% to $51.1 million from $51.4 million from the year-ago period and decreased 2.3% from the prior quarter. Of this, Corporate Client Group revenue decreased 2.1% to $41.2 million from $42.1 million in the year-ago quarter due to a decrease in annual renewal fee revenue resulting from fewer listed companies at the beginning of 2004.  Corporate Client Group revenues increased 1.7% from the prior quarter.  Initial listing fees and fees associated with the listing of additional shares are amortized over six-year and four-year periods, in accordance with Generally Accepted Accounting Principles.  NASDAQ Financial Products revenue increased 6.5% to $9.9 million from $9.3 million in the year-ago quarter and decreased 16.1% from the prior quarter.

•      Direct expenses in the second quarter of 2004 decreased 25.0% to $99.7 million from $133.0 million in the year-ago quarter and decreased 8.0% from the prior quarter primarily due to efficiencies realized from NASDAQ’s 2003 strategic review and ongoing cost reduction activities.

Total expenses from continuing operations decreased 41.2% to $111.4 million from $189.5 million in the year-ago quarter and decreased 7.0% from the prior quarter.  The second quarter of 2003 included expenses of $45.7 million relating to NASDAQ’s 2003 strategic review.

NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,300 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology industries. NASDAQ is the primary market for trading NASDAQ listed stocks. Approximately 48% of NASDAQ-listed shares traded are reported to NASDAQ systems. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ NewsroomSM at www.nasdaqnews.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the control of The NASDAQ Stock Market, Inc. (the “Company”), which could cause actual results to differ materially from historical results, performance or other expectations and from any opinions or statements expressed or implied with respect to future periods. These factors include, but are not limited to, the Company’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in the Company’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

(1) Dividends payable to the NASD as a holder of Nasdaq’s Series A Preferred Stock began accruing in March 2003. The Series A Preferred Stock carries a 7.6% dividend rate for the year commencing March 2003 and carries a 10.6% dividend rate in all subsequent years.  The NASD is entitled to receive cash dividends when, as and if declared by Nasdaq’s Board of Directors out of the funds legally available.  For the quarter ended June 2003 and for all remaining quarters in 2003, the dividend was approximately $2.5 million.   For the quarter ended March 31, 2004, the dividend paid totaled $2.8 million.  For the quarter ended June 2004 and for all future quarters in 2004, the dividend will be approximately $3.5 million.

(2) Market Center Revenues include NASDAQ’s quoting, trading and trade reporting services, including execution systems previously known as SuperMontage® and Computer Assisted Execution SystemSM (“CAESSM”) and revenues from the trade reporting system previously known as ACT.  Also included in Market Center Revenues are revenues from Access Services, Advanced Computer Execution Systems (“ACES”) and NASDAQ InterMarket.

The Nasdaq Stock Market, Inc.

Condensed Consolidated Statements of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues
Market Services	$68.9	$76.1	$96.1	$145.0	$207.7
Issuer Services	51.1	52.3	51.4	103.3	102.1
Other	—	—	0.1	0.1	0.2
Total revenues	120.0	128.4	147.6	248.4	310.0

Expenses
Compensation and benefits	36.9	37.4	46.6	74.3	92.3
Marketing and advertising	3.6	2.6	5.4	6.2	10.3
Depreciation and amortization	16.5	19.6	25.1	36.1	47.9
Professional and contract services	4.7	5.2	8.9	9.9	21.6
Computer operations and data communications	27.4	31.2	29.3	58.6	60.8
Provision for bad debts	0.4	0.1	1.5	0.6	1.6
Occupancy	6.9	7.3	7.7	14.2	15.5
General and administrative	3.3	5.0	8.5	8.2	18.1
Total direct expenses	99.7	108.4	133.0	208.1	268.1
Elimination of non-core product lines, initiatives and severance	—	—	45.7	—	45.7
Nasdaq Japan impairment loss	—	—	(5.0)	—	(5.0)
Support costs from related parties, net	11.7	11.4	15.8	23.2	33.0
Total expenses	111.4	119.8	189.5	231.3	341.8
Operating income (loss)	8.6	8.6	(41.9)	17.1	(31.8)
Interest income	1.7	1.4	2.6	3.1	5.4
Interest expense	(2.9)	(2.9)	(5.3)	(5.7)	(10.5)
Operating income (loss) from continuing operations before income taxes	7.4	7.1	(44.6)	14.5	(36.9)
(Provision) benefit for income taxes	(2.6)	(2.5)	12.2	(5.1)	10.4
Net income (loss) from continuing operations	$4.8	$4.6	$(32.4)	$9.4	$(26.5)
Loss from discontinued operations, net of tax	—	—	(16.6)	—	(19.9)
Net income (loss)	$4.8	$4.6	$(49.0)	$9.4	$(46.4)

Net income (loss) applicable to common stockholders:
Net income (loss)	$4.8	$4.6	$(49.0)	$9.4	$(46.4)
Preferred stock dividends declared	(3.5)	(2.8)	(2.5)	(6.3)	(3.2)
Net income (loss) applicable to common stockholders	$1.3	$1.8	$(51.5)	$3.1	$(49.6)

Basic and diluted net earnings (loss) per share:
Continuing operations	$0.02	$0.02	$(0.45)	$0.04	$(0.38)
Discontinued operations	—	—	(0.21)	—	(0.25)
Total basic and diluted net earnings (loss) per share	$0.02	$0.02	$(0.66)	$0.04	$(0.63)

Other Drivers
Average daily shares traded (in billions)	1.7	2.0	1.8	1.9	1.6
Percentage of trades printed at Nasdaq	32.5%	35.5%	57.1%	34.0%	68.2%
Percentage of shares printed at Nasdaq	47.9%	50.6%	68.9%	49.3%	76.5%

Initial Public Offerings	41	28	2	69	5
Number of Companies Listed	3,298	3,311	3,440	3,298	3,440

The Nasdaq Stock Market, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$222.4	$148.9
Investments:
Available-for-sale, at fair value	192.3	185.7
Held-to-maturity, at amortized cost	8.6	23.8
Receivables, net	74.2	111.4
Receivables from related parties	—	7.7
Deferred tax asset	37.2	40.5
Other current assets	11.6	11.6
Total current assets	546.3	529.6
Investments:
Held-to-maturity, at amortized cost	22.0	4.5
Property and equipment:
Land, buildings and improvements	96.8	96.6
Data processing equipment and software	347.9	346.9
Furniture, equipment and leasehold improvements	161.7	168.5
	606.4	612.0
Less: accumulated depreciation and amortization	(391.8)	(369.0)
Total property and equipment, net	214.6	243.0
Non-current deferred tax asset	69.9	72.1
Other intangible assets	0.8	0.9
Other assets	1.5	1.2
Total assets	$855.1	$851.3

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$22.7	$30.0
Accrued personnel costs	33.7	48.8
Deferred revenue	105.9	59.8
Other accrued liabilities	75.9	76.0
Current obligation under capital lease	—	1.6
Payables to related parties	8.2	21.6
Total current liabilities	246.4	237.8
Senior notes	25.0	25.0
Subordinated notes	240.0	240.0
Accrued pension costs	22.1	26.8
Non-current deferred tax liability	40.9	40.9
Non-current deferred revenue	88.3	84.7
Other liabilities	30.0	35.5
Total liabilities	692.7	690.7

Stockholders’ equity
Common stock	1.3	1.3
Preferred stock, Series A and B	133.8	133.8
Additional paid-in capital	358.6	358.9
Common stock in treasury, at cost	(666.5)	(667.8)
Accumulated other comprehensive (loss) income	(1.6)	0.1
Deferred stock compensation	(1.6)	(1.1)
Common stock issuable	2.8	2.9
Retained earnings	335.6	332.5
Total stockholders’ equity	162.4	160.6
Total liabilities and stockholders’ equity	$855.1	$851.3